Sign On - Windows Internet Explorer

https://finisar.equitybenefits.com/SignOn.aspx

Finisar

HOME E-MAIL CONTACT US

Need Help? Phone: 1-800-516-4699
EMAIL: finisarco@eos-team.com

Welcome to the Finisar Tender Offer website

Please log in using your E*Trade login and password

If you have misplaced or did not receive your E*Trade login and password, click here

Employee ID: (Case Sensitive)

Password: (Case Sensitive)

ENTER